FS KKR Capital Corp. 8-K

 Exhibit 3.2

FS KKR capital corp.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of FS KKR Capital Corp., a Maryland corporation (the “Corporation”), is hereby amended to decrease the par value of the shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time (as defined below) from $0.004 per share to $0.001 per share.

SECOND: The amendment to the Charter as set forth in Article FIRST herein has been duly approved by at least a majority of the entire board of directors of the Corporation as required by law. The amendment set forth herein is limited to a change authorized to be made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall be effective at 5:05 p.m. Eastern Standard Time on June 15, 2020 (the “Effective Time”).

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its General Counsel and Secretary on this 10th day of June, 2020.

ATTEST:		FS KKR CAPITAL CORP.

/s/ Stephen S. Sypherd		By:	/s/ Michael C. Forman	(SEAL)
Name:	Stephen S. Sypherd	Name:	Michael C. Forman
Title:	General Counsel and Secretary	Title:	Chief Executive Officer

[Signature Page to FSK Par Value Amendment]